Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 8, 2017, relating to the consolidated financial statements and financial statement schedule of Air Transport Services Group, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which reports express an unqualified opinion and include an explanatory paragraph relating to the Company’s three principal customers) included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Columbus, Ohio

May 31, 2017